Exhibit 4.29

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of May 10, 2007 by and among Ener1 Group, Inc., a Florida corporation (the “Company”), Ener1, Inc., a Florida corporation (the “Issuer”) and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, the Company is the majority shareholder of the Issuer and currently beneficially owns, on a fully diluted basis, 463,559,413 shares of Common Stock of the Issuer which comprises 86.7% of the Issuer’s currently issued and outstanding common stock on a fully-diluted basis.

WHEREAS, the Company wishes to borrow in the aggregate, $2 million from the Purchasers.

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(1) of the Securities Act of 1933, as amended (the “Securities Act”), the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, debentures exchangeable into shares of Common Stock and common stock purchase warrants exercisable into Common Stock.

WHEREAS, the shares of Common Stock transferable upon exchange of the debentures and upon exercise of the warrants are currently registered for resale by the Company to the Purchasers pursuant to a resale registration statement filed by the Issuer pursuant to the Securities Act.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1  Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Debentures (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Board of Directors” means the board of directors of the Issuer.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities have been satisfied or waived.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Issuer, par value $0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Company, the Issuer or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Mazzeo Song LLP with offices located at 708 Third Avenue, 19th Floor, New York, New York 10017.

“Debentures” means the 10% Exchangeable Debentures due, subject to the terms therein, one (1) year from their date of issuance, issued by the Company to the Purchasers hereunder, in the form of Exhibit A attached hereto.

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(r).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Price” shall have the meaning ascribed to such term in the Debentures.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Issuer pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder, (c) any other securities purchased by a Purchaser from the Company or the Issuer, (d) other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, (e) securities issued by the Issuer pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Issuer, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Issuer and in which the Issuer receives benefits in addition to the investment of funds, but shall not include a transaction in which the Issuer is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and (f) shares of Common Stock issued to Boris Zingarevich or his Affiliates.

“FWS” means Feldman Weinstein & Smith LLP with offices located at 420 Lexington Avenue, Suite 2620, New York, New York 10170-0002.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(aa).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).

“Maximum Rate” shall have the meaning ascribed to such term in Section 5.17.

“Participation Maximum” shall have the meaning ascribed to such term in Section 4.10.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, by and among the Company and the Purchasers pursuant to which the Company will pledge 10 million shares of Common Stock (subject to adjustment for reverse and forward stock splits and the like) to the Purchasers.

“Pre-Notice” shall have the meaning ascribed to such term in Section 4.10.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.8.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, among the Company, the Issuer and the Purchasers, in the form of Exhibit B attached hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Purchaser as provided for in the Registration Rights Agreement.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then transferred or potentially transferable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise or exchange in full of all Warrants and Debentures (including Underlying Shares transferable as payment of interest), ignoring any exchange or exercise limits set forth therein, and assuming that the Exchange Price is at all times on and after the date of determination 75% of the then Exchange Price on the Trading Day immediately prior to the date of determination.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means the Debentures, the Warrants, the Warrant Shares and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Lock-up Agreement” means the Lock-Up Agreement, dated as of May 10, 2007, between the Company, the Issuer and the Chief Executive Officer of the Company.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for Debentures and Warrants purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsequent Financing” shall have the meaning ascribed to such term in Section 4.10.

“Subsequent Financing Notice” shall have the meaning ascribed to such term in Section 4.10.

“Subsidiary” means any subsidiary of the Issuer having material assets and operations as set forth on Schedule 3.1(a) and shall, where applicable, include any direct or indirect subsidiary of the Issuer formed or acquired after the date hereof having material assets and operations.

“Trading Day” means a day on which the New York Stock Exchange is open for trading.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transaction Documents” means this Agreement, the Debentures, the Warrants, the Registration Rights Agreement, the Pledge Agreement, the Shareholder Lock-up Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Registrar and Transfer Company, the current transfer agent of the Issuer, with a mailing address of 10 Commerce Drive, Cranford, New Jersey 07016 and a facsimile number of (908) 497-2310, and any successor transfer agent of the Issuer.

“Underlying Shares” means the shares of Common Stock transferred and transferable upon exchange of the Debentures and upon exercise of the Warrants and transferred and transferable in lieu of the cash payment of interest on the Debentures in accordance with the terms of the Debentures.

“Variable Rate Transaction” shall have the meaning ascribed to such term in Section 4.11(b).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. New York City time to 4:02 p.m. New York City time); (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable immediately and have a term of exercise equal to 5 years, in the form of Exhibit C attached hereto.

“Warrant Shares” means the shares of Common Stock transferable upon exercise of the Warrants.

ARTICLE II.
                                                                PURCHASE AND SALE

2.1  Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, up to an aggregate of $2,000,000 in principal amount of the Debentures. Each Purchaser shall deliver to the Company, via wire transfer or a certified check, immediately available funds equal to its Subscription Amount and the Company shall deliver to each Purchaser its Debenture and a Warrant, as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of FWS or such other location as the parties shall mutually agree.

2.2  Deliveries

(a) On the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) a legal opinion or opinions of Company Counsel or in-house counsel to the Company or the Issuer, as the case may be and as reasonably acceptable to the Purchasers, covering the matters described on Exhibit D attached hereto;

(iii) a Debenture with a principal amount equal to such Purchaser’s Subscription Amount, registered in the name of such Purchaser and executed by the Company;

(iv) a Warrant registered in the name of such Purchaser to purchase from the Company up to a number of shares of Common Stock equal to 60% of such Purchaser’s Subscription Amount divided by $0.25, with an exercise price equal to $0.30, subject to adjustment therein;

(v) the Shareholder Lock-up Agreement duly executed by the Company, the Issuer and the Chief Executive Officer of the Company;

(vi) the Pledge Agreement duly executed by the Company and the Purchasers; and

(vii) the Registration Rights Agreement duly executed by the Issuer.

(b) On the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i) this Agreement duly executed by such Purchaser;

(ii) such Purchaser’s Subscription Amount by wire transfer to the account as specified in writing by the Company;

(iii) the Pledge Agreement duly executed by such Purchaser; and

(iv) the Registration Rights Agreement duly executed by such Purchaser.

2.3  Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects on the Closing Date of the representations and warranties of the Purchasers contained herein;

(ii) all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii) the delivery by each Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b) The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Company contained herein;

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii) the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv) there shall have been no Material Adverse Effect with respect to the Company since the date hereof; and

(v) from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Issuer’s principal Trading Market (except for any suspension of trading of limited duration agreed to by the Issuer, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of each Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of the Company and the Issuer.

Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company and the Issuer, jointly and severally, hereby make the following representations and warranties to each Purchaser:

(a)  Subsidiaries. All of the direct and indirect subsidiaries of the Company (that have material assets and operations) and the Issuer are set forth on Schedule 3.1(a). Except as set forth on Schedule 3.1(a), the Company or the Issuer each owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens imposed by or through the Company or the Issuer, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. The Company’s ownership of debt and equity securities of the Issuer is set forth on Schedule 3.1(a).

(b)  Organization and Qualification. The Company, the Issuer and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company, the Issuer nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company, the Issuer and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company, the Issuer and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the ability of the Company or Issuer to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)  Authorization; Enforcement. The Company and the Issuer each has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the Issuer and the consummation by each of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and the Issuer and no further action is required by the Company, the Issuer, the board of directors of the Company, the Board of Directors, the shareholders of the Company or the shareholders of the Issuer in connection therewith other than in connection with the Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and the Issuer and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company and the Issuer enforceable against the Company and the Issuer in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)  No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the Issuer and the consummation by the Company and the Issuer of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s, the Issuer’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company, the Issuer or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company, Issuer or Subsidiary debt or otherwise) or other understanding to which the Company, the Issuer or any Subsidiary is a party or by which any property or asset of the Company, the Issuer or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company, the Issuer or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)  Filings, Consents and Approvals. Neither the Company nor the Issuer is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company and the Issuer of the Transaction Documents, other than (i) the Issuer’s filings required pursuant to Section 4.6, and (ii) the Issuer’s filing with the Commission of the Registration Statement as and when required by the terms of the Registration Rights Agreement (collectively, the “Required Approvals”).

(f)  Issuance of the Securities. The Debentures and Warrants are duly authorized by the Company and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Underlying Shares have been validly issued to the Company, are fully paid and nonassessable, free and clear of all Liens imposed by the Issuer. There are currently no restrictions or limitations on the Company’s ability to transfer the Underlying Shares to the Purchaser pursuant to the Transaction Documents.

(g)  Capitalization. The capitalization of the Issuer is as set forth on Schedule 3.1(g), which Schedule 3.1(g) shall also include the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Issuer as of the date hereof. Other than as set forth on Schedule 3.1(g), the Issuer has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Issuer’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Issuer’s employee stock purchase plans and pursuant to the conversion or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. The Company has not transferred, sold, disposed of or entered into any other arrangement which would result in the economic disposition of the Underlying Shares since the last Exchange Act filing of the Company. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Debentures and Warrants, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company, the Issuer or any Subsidiary is or may become bound to issue or transfer additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Debentures and Warrants will not obligate the Company to transfer shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company or Issuer securities to adjust the exercise, exchange, conversion or reset price under any of such securities. All of the outstanding shares of capital stock of the Company and the Issuer are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any shareholder, the board of directors of the Company, the Board of Directors or others is required for the issuance and sale of the Securities. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Issuer’s capital stock to which the Company or the Issuer is a party or, to the knowledge of the Company, between or among any of the Issuer’s shareholders.

(h)  SEC Reports; Financial Statements. The Issuer has filed all reports, schedules, forms, statements and other documents required to be filed by the Issuer, under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Issuer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Issuer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Issuer and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The Company’s audited financial statements for two years preceding the date hereof are set forth on Schedule 3.1(h).

(i)  Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, (i) there has been no event, occurrence or development of the Company or Issuer that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Issuer has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Issuer’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Issuer has not altered its method of accounting, (iv) the Issuer has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Issuer has not issued any equity securities to any officer, director or Affiliate, except pursuant to Issuer’s existing stock option plans. The Issuer does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3.1(i), no event, liability or development has occurred or exists with respect to the Company, the Issuer or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Issuer under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made.

(j)  Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company or the Issuer, threatened against or affecting the Company, the Issuer, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) if there were an unfavorable decision, would have reasonably be expected to result in a Material Adverse Effect. Neither the Company, nor the Issuer, nor, to the Company’s knowledge, any Subsidiary, nor any director or officer thereof is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company or the Issuer, there is not pending or contemplated, any investigation by the Commission involving the Issuer or to the Company’s knowledge any current or former director or officer of the Issuer. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Issuer or any Subsidiary under the Exchange Act or the Securities Act that has not been withdrawn by the Commission.

(k)  Labor Relations. No material labor dispute exists or, to the knowledge of the Company or the Issuer, is imminent with respect to any of the employees of the Company or the Issuer which could reasonably be expected to result in a Material Adverse Effect. None of the employees of the Company, the Issuer or the Subsidiaries is a member of a union that relates to such employee’s relationship with the Company, the Issuer or such Subsidiary, and neither the Company, nor the Issuer nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company, the Issuer and its Subsidiaries believe that their relationships with their employees are good. No executive officer, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company, the Issuer or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company, the Issuer and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)  Compliance. Neither the Company, nor the Issuer, nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company, the Issuer or any Subsidiary under), nor has the Company, the Issuer or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as would not reasonably be expected to result in a Material Adverse Effect.

(m)  Regulatory Permits. The Company, the Issuer and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company, nor the Issuer nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)  Title to Assets. The Company, the Issuer and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company, the Issuer and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company, the Issuer and the Subsidiaries are held by them under valid, subsisting material and enforceable leases with which the Company, the Issuer and the Subsidiaries are in compliance in all material respects.

(o)  Patents and Trademarks. The Company, the Issuer and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the SEC Reports and where the failure to so have would be reasonably expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company, nor the Issuer nor any Subsidiary has received a notice (written or otherwise) that any of the Intellectual Property Rights used by the Company, the Issuer or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company or the Issuer, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company, the Issuer and the Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)  Insurance. The Company, the Issuer and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company, the Issuer and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate Subscription Amount. The Company, has no reason to believe that the Company, the Issuer or any such Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q)  Transactions with Affiliates and Employees. Except as set forth in the SEC Reports or on Schedule 3.1(q), none of the officers or directors of the Company or the Issuer and, to the knowledge of the Company or the Issuer, none of the employees of the Company or the Issuer is presently a party to any transaction with the Company, the Issuer or any Subsidiary (other than for services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company or the Issuer, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(r)  Sarbanes-Oxley; Internal Accounting Controls. The Issuer is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. The Issuer and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Issuer has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Issuer and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Issuer in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Issuer’s certifying officers have, to the extent required by applicable law, evaluated the effectiveness of the Issuer’s disclosure controls and procedures as of the end of the period covered by the Issuer’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Issuer presented in its most recently filed periodic report under the Exchange Act, to the extent required by applicable law, the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Issuer’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or would reasonably be expected to materially affect, the Issuer’s internal control over financial reporting.

(s)  Certain Fees. Except as described in Schedule 3.1(s), no brokerage or finder’s fees or commissions are or will be payable by the Company or the Issuer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(t)  Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Debentures and Warrants by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(u)  Investment Company. The Company and the Issuer each is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company and the Issuer shall conduct its respective business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

(v)  Registration Rights. Except as set forth on Schedule 3.1(v), other than the Company and, to the extent required by the Registration Rights Agreement, each of the Purchasers, no Person has any right to cause the Issuer to effect the registration under the Securities Act of any securities of the Issuer.

(w)  Listing and Maintenance Requirements. The Issuer’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Issuer has taken no action designed to, or which to the Company’s knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Issuer received any notification that the Commission is contemplating terminating such registration. The Issuer has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Issuer is not in compliance with the listing or maintenance requirements of such Trading Market. The Issuer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(x)  Application of Takeover Protections. The Company, the board of directors of the Company, the Issuer and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s or Issuer’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers, the Company and Issuer fulfilling their respective obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Debentures and the Warrants and the Purchasers’ ownership of the Securities.

(y)  Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, each of the Company and Issuer confirm that neither it, the Issuer nor any other Person acting on the Company’s or the Issuer’s behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, nonpublic information concerning the Issuer. The Company and Issuer understand and confirm that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company or the Issuer. All disclosure furnished by or on behalf of the Company or the Issuer to the Purchasers regarding the Company, the Issuer, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company and the Issuer during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and the Issuer acknowledge, and agree, that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(z)  No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor the Issuer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company or the Issuer for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Issuer are listed or designated.

(aa)  Solvency. Based on the consolidated financial condition of the Company and the Issuer, respectively, as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the fair saleable value of the assets of the Company and the Issuer, respectively, exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including known contingent liabilities) of the Company and the Issuer, respectively, as they mature, (ii) the assets of the Company and the Issuer, respectively, do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company and the Issuer, respectively, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company and the Issuer, respectively, together with the proceeds the Company and the Issuer, respectively, would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company and the Issuer do not intend to incur debts beyond their ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company and the Issuer has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Schedule 3.1(aa) sets forth as of the date hereof all outstanding secured and unsecured indebtedness of the Company, the Issuer and any Subsidiary, or for which the Company, the Issuer or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company, nor the Issuer nor any Subsidiary is in default with respect to any Indebtedness.

(bb)  Tax Status. Except for matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company, the Issuer and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company and the Issuer has no knowledge of a tax deficiency which has been asserted or threatened against the Company, the Issuer or any Subsidiary.

(cc)  No General Solicitation. Neither the Company, nor the Issuer nor any person acting on behalf of the Company has offered or sold any of the Debentures and Warrants by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(dd)  Foreign Corrupt Practices. Neither the Company, nor the Issuer, nor to the knowledge of the Company or the Issuer, any agent or other person acting on behalf of the Company or the Issuer, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or the Issuer (or made by any person acting on its behalf of which the Company or the Issuer is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(ee)  Accountants. The accounting firm(s) of the Company and the Issuer is set forth on Schedule 3.1(ee) of the Disclosure Schedule. To the knowledge of the Company, the Issuer’s accounting firm (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Issuer’s Annual Report on Form 10-KSB for the year ending December 31, 2007.

(ff)  Seniority. Except as set forth on Schedule 3.1(ff), as of the Closing Date, no Indebtedness or other claim against the Company or the Issuer is senior to the Debentures in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

(gg)  No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Issuer and the accountants and lawyers formerly or presently employed by the Issuer and the Issuer is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s or Issuer’s ability to perform any of its obligations under any of the Transaction Documents.

(hh)  Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company or Issuer (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s and the Issuer’s decision to enter into this Agreement and the other Transaction Documents to which it is a party has been based solely on the independent evaluation of the transactions contemplated hereby by the Company, the Issuer and their representatives.

(ii)  Acknowledgment Regarding Purchasers’ Trading Activity. Notwithstanding anything in this Agreement or elsewhere herein to the contrary (except for Sections 3.2(f) and 4.15 hereof), it is understood and acknowledged by the Company that (i) none of the Purchasers has been asked to agree by the Issuer or the Company, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Issuer, or “derivative” securities based on securities issued by the Issuer or to hold the Securities for any specified term, (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Issuer’s publicly-traded securities, (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, may presently have a “short” position in the Common Stock, and (iv) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction solely as a result of engaging in such transaction. The Company further understands and acknowledges that any hedging activities (if any) could reduce the value of the existing shareholders’ equity interests in the Issuer at and after the time that the hedging activities are being conducted.  The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(jj)  Regulation M Compliance.  The Company and the Issuer, respectively, have not, and to the Company’s knowledge no one acting on their respective behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Issuer or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Issuer, other than, in the case of clauses (ii) and (iii), compensation paid to the Issuer’s placement agent in connection with the placement of the Securities.

3.2  Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a)  Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate or similar action on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)  Own Account. Such Purchaser understands that the Debentures and Warrants are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Debentures and Warrants as principal for its own account and not with a view to or for distributing or reselling such Debentures or Warrants or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Debentures or Warrants in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Debentures or Warrants (this representation and warranty not limiting such Purchaser’s right to sell the Debentures or Warrants pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. Such Purchaser is acquiring the Debentures and Warrants hereunder in the ordinary course of its business.

(c)  Purchaser Status. At the time such Purchaser was offered the Debentures and Warrants, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501 under the Securities Act. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d)  Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)  General Solicitation. Such Purchaser is not purchasing the Debentures or Warrants as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1  Transfer Restrictions.

(a)  The Securities may be disposed of only in compliance with state and federal securities laws. In connection with any transfer of Debentures or Warrants other than pursuant to an effective registration statement or Rule 144, to the Issuer or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Issuer may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Issuer, the form and substance of which opinion shall be reasonably satisfactory to the Issuer, to the effect that such transfer does not require registration of such transferred Debentures or Warrants under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

(b)  The Purchasers agree to the imprinting, so long as is required by this Section 4.1 or applicable law, of a legend on any of the Securities substantially in the following form:

THIS SECURITY IS NOT REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON [EXERCISE] [EXCHANGE] OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company and the Issuer acknowledge and agree that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and the Registration Rights Agreement and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge would not be subject to approval of the Company or the Issuer and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company and Issuer will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Shareholders thereunder.

(c)  Certificates evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security by the Purchasers is effective under the Securities Act and such securities have been or will be sold, or (ii) following any sale of such Underlying Shares pursuant to Rule 144, or (iii) if such Underlying Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). If all or any portion of a Debenture or Warrant is exchanged or exercised (as applicable) at a time when there is an effective registration statement to cover the resale of the Underlying Shares and the Purchasers effecting such exchange or exercise has represented in writing that such shares are or will be sold pursuant to such registration statement, or if such Underlying Shares may be sold under Rule 144(k) or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Underlying Shares shall be transmitted to the Purchaser by crediting the account of the Purchaser’s prime broker with The Depository Trust Company System as directed by such Purchaser free from all restrictive and other legends. The Company and the Issuer agree that at such time as such legend is no longer required under this Section 4.1(c), it will, no later than five (5) Trading Days following the delivery by a Purchaser to the Company of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend (such fifth Trading Day, the “Legend Removal Date”), transmit such Underlying Shares to the Purchaser by crediting the account of the Purchaser’s prime broker with The Depository Trust Company System as directed by such Purchaser from all restrictive and other legends. Neither the Company nor the Issuer shall make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section.

(d)  In addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $2,000 of Underlying Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the Company) delivered for removal of the restrictive legend and subject to Section 4.1(c), $10 per Trading Day for each Trading Day following the delivery of written notice to the Company that such legend was not removed on or before the Legend Removal Date until such certificate is delivered without a legend. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4.2  Furnishing of Information. Until the earliest of the time that (i) no Purchaser owns Securities or (ii) the Warrants have expired, the Issuer covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Issuer after the date hereof pursuant to the Exchange Act even if the Issuer is not then subject to the reporting requirements of the Exchange Act. As long as any Purchaser owns Securities, if the Issuer is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144. The Company and Issuer further covenant that they will take such further action as any holder of Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

4.3  Exchange and Exercise Procedures. The form of Notice of Exercise included in the Warrants and the form of Notice of Exchange included in the Debentures set forth the totality of the procedures required of the Purchasers in order to exercise the Warrants or exchange the Debentures. No additional legal opinion or other information or instructions shall be required of the Purchasers to exercise their Warrants or exchange their Debentures. The Company shall honor exercises of the Warrants and exchanges of the Debentures and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.4  Securities Laws Disclosure; Publicity. The Company shall, by 8:30 a.m. (New York City time) on the Trading Day following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby. The Company, the Issuer and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company, the Issuer nor any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company and Issuer, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company or Issuer, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, neither the Company nor the Issuer shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement and (B) the filing of final Transaction Documents (including signature pages thereto) with the Commission and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company and Issuer shall provide the Purchasers with prior notice of such disclosure permitted under this clause (ii).

4.5  Shareholder Rights Plan. No claim will be made or enforced by the Company, the Issuer or, with the consent of the Company or Issuer, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving the Underlying Shares under the Transaction Documents or under any other agreement between the Company, the Issuer and the Purchasers.

4.6  Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company and the Issuer covenant and agree that neither it nor any other Person acting on their behalf will provide any Purchaser or its agents or counsel with any information that the Company or the Issuer believes constitutes material non-public information concerning the Issuer, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company and the Issuer understand and confirm that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company and the Issuer.

4.7  Use of Proceeds. Except as set forth on Schedule 4.7 attached hereto, the Company shall use at least 80% of the net proceeds from the sale of the Debentures and Warrants hereunder for working capital purposes of the Issuer and 20% of the net proceeds from the sale of the Debentures and Warrants hereunder for working capital purposes of the Company and shall not use such proceeds for (a) the satisfaction of any portion of the Company’s, Issuer’s or a Subsidiary’s debt (other than payment of trade payables in the ordinary course of the Company’s, Issuer’s and Subsidiary’s business and prior practices), (b) the redemption of any Common Stock or Common Stock Equivalents or securities of the Company or (c) the settlement of any outstanding litigation. Net proceeds shall be transferred to the bank account of the Issuer within 30 days of the Closing Date.

4.8  Indemnification of Purchasers. Subject to the provisions of this Section 4.8, the Company, will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser in any capacity, or any of them or their respective Affiliates, by any shareholder of the Company or Issuer who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be jointly and severally responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company shall not be liable to any Purchaser Party under this Agreement (i) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents or violations by the Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance.

4.9  Reservation and Listing of Underlying Shares.

(a)  The Company shall at all times own, free and clear of any Liens, a number of shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents but in no event less than the Required Minimum. All shares of Common Stock held by the Company and subject to an effective registration statement, up to a number equal to the Required Minimum, shall first be applied and reserved for transfer under the Transaction Documents.

(b)  The Issuer shall, if applicable: (i) in the time and manner required by the principal Trading Market (other than the OTC Bulletin Board), prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing on such Trading Market as soon as possible thereafter, (iii) provide to the Purchasers evidence of such listing, and (iv) maintain the listing of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market.

4.10  Participation in Future Financing.

(a)  From the date hereof until the date that is the later of (i) the 12 month anniversary of the date hereof and (ii) the date that the Debentures are no longer outstanding, upon any issuance by the Company, the Issuer or any of its Subsidiaries (“Offering Company”) of Common Stock or Common Stock Equivalents (a “Subsequent Financing”), each Purchaser shall have the right to participate in up to an amount of the Subsequent Financing equal to 30% of the Subsequent Financing (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing.

(b)  At least 5 Trading Days prior to the closing of the Subsequent Financing, the Offering Party shall deliver to each Purchaser a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Purchaser if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of a Purchaser, and only upon a request by such Purchaser, for a Subsequent Financing Notice, the Offering Party shall promptly, but no later than 1 Business Day after such request, deliver a Subsequent Financing Notice to such Purchaser. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

(c)  Any Purchaser desiring to participate in such Subsequent Financing must provide written notice to the Offering Party by not later than 5:30 p.m. (New York City time) on the 5th Trading Day after all of the Purchasers have received the Pre-Notice that the Purchaser is willing to participate in the Subsequent Financing, the amount of the Purchaser’s participation, and that the Purchaser has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Offering Party receives no notice from a Purchaser as of such 5th Trading Day, such Purchaser shall be deemed to have notified the Offering Party that it does not elect to participate.

(d)  If by 5:30 p.m. (New York City time) on the 5th Trading Day after all of the Purchasers have received the Pre-Notice, notifications by the Purchasers of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the total amount of the Subsequent Financing, then the Offering Party may effect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

(e)  If by 5:30 p.m. (New York City time) on the 5th Trading Day after all of the Purchasers have received the Pre-Notice, the Offering Party receives responses to a Subsequent Financing Notice from Purchasers seeking to purchase more than the aggregate amount of the Participation Maximum, each such Purchaser shall have the right to purchase its Pro Rata Portion (as defined below) of the Participation Maximum.  “Pro Rata Portion” means the ratio of (x) the Subscription Amount of Securities purchased on the Closing Date by a Purchaser participating under this Section 4.10 and (y) the sum of the aggregate Subscription Amounts of Securities purchased on the Closing Date by all Purchasers participating under this Section 4.10.

(f)  The Offering Party must provide the Purchasers with a second Subsequent Financing Notice, and the Purchasers will again have the right of participation set forth above in this Section 4.10, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within 60 Trading Days after the date of the initial Subsequent Financing Notice.

(g)  Notwithstanding the foregoing, this Section 4.10 shall not apply in respect of (i) an Exempt Issuance or (ii) an underwritten public offering of Common Stock.

4.11  [INTENTIONALLY DELETED].

4.12  Equal Treatment of Purchasers. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. Further, neither the Company nor the Issuer shall make any payment of principal or interest on the Debentures in amounts which are disproportionate to the respective principal amounts outstanding on the Debentures at any applicable time. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and the Issuer and negotiated separately by each Purchaser, and is intended for the Company and the Issuer to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.13  Capital Changes. Until the one year anniversary of the date hereof, the Issuer shall not undertake a reverse stock split or reclassification of the Common Stock without the prior written consent of the Purchasers holding a majority in principal amount outstanding of the Debentures.

4.14.  Pledge Shares. Upon the occurrence of an Event of Default under the Pledge Agreement, the Issuer shall provide any documentation or opinions reasonably requested by the Pledgees (as defined in the Pledge Agreement) to allow for the immediate sale of the Pledge Shares (as defined in the Pledge Agreement) by the Pledgees.

ARTICLE V.
MISCELLANEOUS

5.1  Termination.  This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company, the Issuer and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before May 18, 2007; provided, however, that such termination will not affect the right of any party to sue for any breach by the other party (or parties).

5.2  Fees and Expenses. At the Closing, the Company has agreed to reimburse Enable Capital Management, LLC (“Enable”) the non-accountable sum of $25,000 for its legal fees and expenses. Accordingly, in lieu of the foregoing payments, the aggregate amount that Enable (or Purchasers managed by Enable) is to pay for the Securities at the Closing shall be reduced by $25,000 in lieu thereof. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

5.3  Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4  Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5  Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company, the Issuer and the holders of at least 85% in interest of the Securities still held by Purchasers or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6  Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor the Issuer may assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.8  No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.8.

5.9  Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10  Survival. The representations and warranties shall survive the Closing and the delivery of the Securities for the applicable statue of limitations.

5.11  Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13  Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, in the case of a rescission of a exchange of a Debenture or exercise of a Warrant, the Purchaser shall be required to return any shares of Common Stock delivered in connection with any such rescinded exchange or exercise notice.

5.14  Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company and the Issuer shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Issuer of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15  Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16  Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17  Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company and the Issuer under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company or Issuer, the manner of handling such excess to be at such Purchaser’s election.

5.18  Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents. For reasons of administrative convenience only, Purchasers and their respective counsel have chosen to communicate with the Company and Issuer through FWS. FWS does not represent all of the Purchasers but only Enable. The Company have elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

5.19  Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.20  Saturdays, Sundays, Holidays, etc.If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day or a Trading Day as the case may be, then such action may be taken or such right may be exercised on the next succeeding Business Day or Trading Day.

5.21  Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

5.22  Waiver of Jury Trial. In any action, suit or proceeding in any jurisdiction brought by any party against any other party, the parties each knowingly and intentionally, to the fullest extent permitted by applicable law, hereby absolutely, unconditionally, irrevocably and expressly waives forever trial by jury.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ENER1 GROUP, INC.	Address for Notice:
By:__________________________________________ Name: Title:	Fax:
With a copy to (which shall not constitute notice):

ENER1, INC.	Address for Notice:
By:__________________________________________ Name: Title:	500 West Cypress Creek Road, Suite 100 Fort Lauderdale, Florida 33309
With a copy to (which shall not constitute notice):

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO ENEI SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: ________________________________________________________
Signature of Authorized Signatory of Purchaser: __________________________________
Name of Authorized Signatory: ____________________________________________________
Title of Authorized Signatory: _____________________________________________________
Email Address of Purchaser: ________________________________________________
Facsimile Number of Purchaser: ________________________________________________

Address for Notice to Purchaser:

Address for Delivery of Securities for Purchaser (if not same as address for notice):

Subscription Amount: _____________

Warrant Shares: _________________

EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

EXHIBIT D

FORM OF LEGAL OPINION

[List of Purchasers]

Ladies and Gentlemen:

We have acted as counsel to [_______________, a [___________ corporation (the “Company”), in connection with the execution and delivery by the Company of the Securities Purchase Agreement, dated as of [__________ __, 2007 (the “Agreement”), by and among the Company and the purchasers identified on the signature pages thereto (the “Purchasers”). This opinion is given to you pursuant to Section 2.2(a)(ii) of the Agreement. (Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.)

We have participated in the preparation and negotiation of the Agreement and the Exhibits and Schedules thereto, and the other documents referred to therein. We also have examined such certificates of public officials, corporate documents and records and other certificates, opinions, agreements and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

Based on the foregoing and upon such investigation as we have deemed necessary, we give you our opinion as follows:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of [________________. The Company has all requisite power and authority, and all material governmental licenses, authorizations, consents and approvals, that are required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted (all as described in the Company’s Annual Report on Form 10-[K for its fiscal year ended [_________________). The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to qualify could have a Material Adverse Effect on the Company.

2. Each of the following subsidiaries of the Company (the “Subsidiaries”) is a corporation, duly organized and in good standing under the laws of its state of organization, as noted: [                                   ].

3. The Company has all requisite power and authority (i) to execute, deliver and perform the Transaction Documents, (ii) to issue, sell and deliver the Debentures, the Warrants and the Underlying Shares pursuant to the Transaction Documents and (iii) to carry out and perform its obligations under, and to consummate the transactions contemplated by, the Transaction Documents.

4. All action on the part of the Company, its directors and its stockholders necessary for the authorization, execution and delivery by the Company of the Transaction Documents, the authorization, issuance, sale and delivery of the Debentures and the Warrants pursuant to the Agreement, the issuance and delivery the Underlying Shares and the consummation by the Company of the transactions contemplated by the Transaction Documents has been duly taken. The Transaction Documents have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (a) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses.

5. After giving effect to the transactions contemplated by the Agreement, and immediately after the Closing, the authorized capital stock of the Company will consist of: an aggregate of _________ shares of Common Stock, of which  shares will be issued and outstanding and _________ shares will be reserved for issuance upon conversion of issued and outstanding options, warrants and other derivative securities, __________ shares will be reserved for issuance to employees, officers and directors under the Company’s [_________ Stock Incentive Plan], of which __________ shares are subject to currently outstanding incentive stock option grants and __________ shares are subject to currently outstanding non-qualified stock option grants, and __________ shares will be reserved for issuance upon exercise of Warrants, and _____ shares will be reserved for issuance upon conversion of the Debentures. All presently issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of any preemptive or similar rights, and have been issued in compliance with applicable securities laws and regulations. The Debentures and Warrants which are being issued on the date hereof pursuant to the Agreement have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights, and have been issued in compliance with applicable securities laws, rules and regulations. The Underlying Shares have been duly and validly authorized and reserved for issuance, and when issued upon the conversion of the Debenture or the exercise of the Warrants in accordance with the respective terms therein, will be validly issued, fully paid and nonassessable, and free of any preemptive or similar rights. To our knowledge, except for rights described in Schedule [3.1(g) of the Agreement, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire from the Company any capital stock or other securities of the Company, or any other agreements to issue any such securities or rights. The rights, privileges and preferences of the Common Stock are as stated in the Company’s [_______________]1 .

6. To our knowledge, the Company has filed all reports (the “SEC Reports”) required to be filed by it under Sections 13(a) and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective filing dates, the SEC Reports complied in all material respects as to form with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

1  Insert appropriate organizational document.

7. Based in part upon the representations of the Purchasers contained in the Agreement, the Debentures, the Warrants and the Underlying Shares may be issued to the Purchasers without registration under the Securities Act of 1933, as amended.

8. The execution, delivery and performance by the Company of, and the compliance by the Company with the terms of, the Transaction Documents and the issuance, sale and delivery of the Debentures, the Warrants and the Underlying Shares pursuant to the Agreement do not (a) conflict with or result in a violation of any provision of law, rule or regulation applicable to the Company or its Subsidiaries or of the certificate of incorporation or by-laws or other similar organizational documents of the Company or its Subsidiaries, (b) conflict with, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in or permit the termination or modification of, any agreement, instrument, order, writ, judgment or decree known to us to which the Company of its Subsidiaries is a party or is subject or (c) result in the creation or imposition of any lien, claim or encumbrance on any of the assets or properties of the Company or its Subsidiaries’.

9. To our knowledge, except as set forth in the Disclosure Schedule to the Agreement, there is no claim, action, suit, proceeding, arbitration, investigation or inquiry, pending or threatened, before any court or governmental or administrative body or agency, or any private arbitration tribunal, against the Company or its Subsidiaries, or any of the officers, directors or employees (in connection with the discharge of their duties as officers, directors and employees) of the Company or its Subsidiaries, or affecting any of its properties or assets.

10. In connection with the valid execution, delivery and performance by the Company of the Transaction Documents, or the offer, sale, issuance or delivery of the Debentures, the Warrants and the Underlying Shares or the consummation of the transactions contemplated thereby, no consent, license, permit, waiver, approval or authorization of, or designation, declaration, registration or filing with, any court, governmental or regulatory authority, or self-regulatory organization, is required.

11. The Company is not, and after the consummation of the transactions contemplated by the Transaction Documents shall not be, an Investment Company within the meaning of the Investment Company Act of 1940, as amended.

12. Upon the occurrence of an Event of Default under the Pledge Agreement, the Pledge Shares (as defined in the Pledge Agreement) may be immediately sold by the non-affiliate Pledgees (as defined in the Pledge Agreement) pursuant to Rule 144(k) without limitation as to volume or manner of sale.

Very truly yours,